EXHIBIT 11.1
COLUMBUS MCKINNON CORPORATION
COMPUTATION OF EARNINGS PER SHARE


                                                         THREE MONTHS ENDED
                                                    ----------------------------
                                                    JUNE 29, 1997  JUNE 30, 1996
Primary:                                            -------------  -------------
     Weighted average common shares outstanding       13,325,459     13,199,818
     Common Stock Equivalents (stock options)             33,333              0
                                                      ----------     ----------
       Total                                          13,358,792     13,199,818
                                                      ==========     ==========

     Net income applicable to common shareholders    $ 4,431,000    $ 5,032,000
     Net income per common share (primary)                   .33            .38



                                                         THREE MONTHS ENDED
                                                    ----------------------------
                                                    JUNE 29, 1997  JUNE 30, 1996
Fully Diluted:                                      ----------------------------
     Weighted average common shares outstanding       13,325,459     13,199,818
     Common Stock Equivalents (stock options)             34,211              0
                                                      ----------     ----------
       Total                                          13,359,670     13,199,818

     Net income applicable to common shareholders    $ 4,431,000    $ 5,032,000
     Net income per common share (fully diluted)             .33            .38





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